Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
May 7, 2020		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Supplies Headsets for Telemedicine and "Work From Home" in Tough Q3

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its third quarter results for the quarter ended March 31, 2020.

Sales for the third quarter were $4,789,441, which is a 1.5% decrease from sales of $4,860,247 for the same three month period one year ago. The three month net loss was $97,373, compared to net income of $137,880 for the third quarter last year. Diluted and basic loss per common share for the quarter was $0.01 compared to diluted and basic income per common share of $0.02 for the three month period one year ago.

“We were proud to do our part to help doctors on the front lines and US workers and students telecommuting from home," Michael J. Koss, Chairman and CEO, said today. "Communications products have traditionally been a relatively small segment of our revenue but were significant in the latest quarter. We are doing everything we can to offer creative solutions to Americans working within “social distancing” guidelines that will likely continue in some form."  Koss went on to explain that the COVID-19 pandemic had a significant impact on its Export Customers in the quarter and that its manufacturing supply chain was still struggling to return to 100% of capacity.

Sales for the nine months ended March 31, 2020, decreased 10.5% from $16,056,313 in the same period last year to $14,362,862 in the current year. The nine month net loss was $623,835 compared to net income of $282,599 for the same period last year. Diluted and basic loss per common share was $0.08 for the nine months ended March 31, 2020 compared to income per common share of $0.04 for the same nine month period one year ago.

“The lack of travel restrictions by EU member countries seems to have exacerbated the pandemic in Europe and devastated daily life in several export markets,” Koss said. “Our hearts go out to our partners around the world that have been so terribly affected by the pandemic. We stand ready to help them in any way that we can.”

Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2020	2019*	2020	2019*
Net sales	$4,789,441	$4,860,247	$14,362,862	$16,056,313
Cost of goods sold	3,199,665	3,205,039	10,061,544	10,907,425
Gross profit	1,589,776	1,655,208	4,301,318	5,148,888

Selling, general and administrative expenses	1,687,676	1,540,348	4,938,983	4,889,284

(Loss) income from operations	(97,900)	114,860	(637,665)	259,604

Interest income	6,631	-	19,955	-

(Loss) income before income tax provision	(91,269)	114,860	(617,710)	259,604

Income tax provision	6,104	(23,020)	6,125	(22,995)

Net (loss) income	$(97,373)	$137,880	$(623,835)	$282,599

(Loss) income per common share:
Basic	$(0.01)	$0.02	$(0.08)	$0.04
Diluted	$(0.01)	$0.02	$(0.08)	$0.04

Weighted-average number of shares:
Basic	7,404,831	7,404,831	7,404,831	7,399,768
Diluted	7,404,831	7,405,425	7,404,831	7,408,110

*As adjusted for change in accounting principle

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